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                                                                      EXHIBIT 99

[NUVEEN INVESTMENTS LOGO]


FOR IMMEDIATE RELEASE                                     CONTACT:  PEGGY WILSON
ATTN:  BUSINESS/FINANCIAL EDITORS                    SR. VICE PRESIDENT, FINANCE
                                                                  (312) 917-6801

               NUVEEN INVESTMENTS AND ST. PAUL TRAVELERS EXPLORING
              ALTERNATIVES FOR ST. PAUL TRAVELERS' STAKE IN NUVEEN


CHICAGO, IL, JANUARY 31, 2005 -- Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services for high-net-worth and institutional investors served by financial advisors, announced today that The St. Paul Travelers Companies, its majority shareholder, intends to review its strategic alternatives with respect to its equity interest in Nuveen Investments. The management of both Nuveen Investments and The St. Paul Travelers Companies will work closely in this process.

Timothy Schwertfeger, Chairman & CEO of Nuveen Investments, said, "We will stay focused on meeting and serving the needs of our customers throughout this process in order to maintain our very positive business momentum. This is an opportunity for us to advance Nuveen's strategic development of industry-leading investment and service capabilities. We will continue to build on a 10-year record of growth that has seen our assets increase to more than $115 billion under management across a full range of equity and fixed-income investment styles."

In announcing the decision by St. Paul Travelers, its Chairman & CEO, Jay S. Fishman, said, "Although not part of our core insurance businesses, Nuveen Investments is a strong and growing business, with an excellent management team and an outstanding reputation in its markets. We will conduct our review through an orderly process that provides strategic continuity for Nuveen."

The St. Paul Travelers Companies made its investment in Nuveen Investments in 1974, and reduced its equity interest to 74% in 1992, when an initial public offering of Nuveen's common stock was completed. Today St. Paul Travelers owns approximately 79% of Nuveen Investments.

Nuveen Investments provides high-quality investment services that contribute to the building of well-diversified investment portfolios. The Company serves institutional clients, financial advisors and high-net-worth investors. The firm's asset management capabilities are marketed through four distinct brands, each with an independent investment team and area of expertise: Nuveen, focused on fixed-income investments; NWQ, specializing in value-style equities; Rittenhouse, dedicated to conservative growth-style equities; and Symphony, with expertise in alternative investment portfolios. Nuveen Investments, Inc. (NYSE:
JNC) is an affiliate of The St. Paul Travelers Companies, Inc. (NYSE: STA).


NWQ             NUVEEN                  RITTENHOUSE                     SYMPHONY